Exhibit (c)(10)

 Project Titan | Discussion materials  October 12, 2020

   Illustrative preliminary valuation summary                    $21.36  $30.00  $30.00  $12.60  $12.30  $19.00  $42.90  $29.10  $39.15  $45.00  $50.00  $42.10  $41.60  $37.40  $58.00  $41.40  $0  $10  $20  $30  $40  $60    Unaffected (01/30/20):$24.07  Discount rate: 9.5% – 10.5% TVGR:1.0% – 2.0%    Current $50  7.0x – 12.0x$594mm  Source: Management projections, FactSet as of 10/02/20, Balance sheet date as of 10/31/20; Valuation date of 10/31/201 NAV high since S&P 500 low on 03/23/2020 through the 09/10/20 unaffected date of the $43.00 offer; 2 Median value of analyst price targets as of each respective date; 3 Net debt of $1,833mm as of 10/31/20, preferred stock of $2mm, minority interest of $2mm, investment in affiliates of $30mm as per 2020 Q3 filing; Post tax underfunded pension and OPEB of $1,442mm (assumes tax rate of 21%, pre-tax underfunded pension of $1,468mm and pre-tax underfunded OPEB of $356mm as of 10/31/20); BV of FinCo equity of $347mm; 4 Net debt of $1,833mm as of 10/31/20, preferred stock of $2mm, minority interest of $2mm, investment in affiliates of $30mm as per 2020 Q3 filing; 5 Net debt of $1,833mm as of 10/31/20, preferred stock of $2mm, minority interest of $2mm, investment in affiliates of $30mm as per 2020 Q3 filing; Post-tax mid-point of litigation risk as per Navistar management; Post tax underfunded pension and OPEB of $1,442mm; PV of NOLs of $360mm; BV of FinCo equity of $347mm  (10/02/20):  $44.00        Trading multiples3      Management Case #1    Management Case #2  7.0x – 12.0x$590mm  2021E EBITDAPO 2021E EBITDAPO LTM 2020E EBITDA  10.0x – 15.0x$370mm  Discount rate: 9.5% – 10.5% TVGR:1.0% – 2.0%  DCF5      Management Case #1    Management Case #2  Traton  offer (09/10/20):$43.00  High: 03/01/2019 Low: 08/27/2019    For reference purposes only      52-week close as of 01/30/2020  Analyst price targets as of 01/30/2020  Analyst price targets as of 10/02/2020      High between 3/23/20 –9/10/20:$37.351  Median  $31.502  Median:  $40.002  Equity value per share ($/share), rounded to the nearest $0.10 (except 52-week high/low and analyst price targets)Transaction multiples4For reference only      2

      Revenue CAGR 21E' - 25E' 10.2% 9.7% 9.2% 8.7% 8.2%21E' - 30E' 5.1% 4.6% 4.1% 3.6% 3.1%  Long term manufacturing EBITDA margin  12.0%  $48  $46  $43  $40  $38    11.5%  $46  $43  $40  $38  $35    11.0%  $43  $40  $38  $35  $33    10.5%  $40  $37  $35  $33  $30    10.0%  $37  $35  $32  $30  $28  Illustrative standalone discounted cash flow sensitivity analysis  Source: Management projections    High    Low    Mid-point  Discount rate: 10.50%; TVGR: 1.0%  Discount rate: 10.00%; TVGR: 1.5%  Discount rate: 9.50%; TVGR: 2.0%    Management Case #1     Revenue CAGR 21E' - 25E' 10.2% 9.7% 9.2% 8.7% 8.2%21E' - 30E' 5.1% 4.6% 4.1% 3.6% 3.1%  Long term manufacturing EBITDA margin  12.0%  $56  $53  $50  $47  $44    11.5%  $53  $50  $47  $44  $41    11.0%  $49  $47  $44  $41  $38    10.5%  $46  $43  $41  $38  $35    10.0%  $43  $40  $38  $35  $33     Revenue CAGR 21E' - 25E' 10.2% 9.7% 9.2% 8.7% 8.2%21E' - 30E' 5.1% 4.6% 4.1% 3.6% 3.1%  Long term manufacturing EBITDA margin  12.0%  $65  $62  $58  $55  $52    11.5%  $61  $58  $55  $52  $49    11.0%  $58  $55  $51  $48  $45    10.5%  $54  $51  $48  $45  $42    10.0%  $50  $47  $45  $42  $39     Revenue CAGR   21E' - 25E' 8.7%  8.2%  7.7%  7.2%  6.7%  21E' - 25E' 8.7%  8.2%  7.7%  7.2%  6.7%  21E' - 25E' 8.7%  8.2%  7.7%  7.2%  6.7%  21E' - 30E' 4.8%  4.3%  3.8%  3.3%  2.8%  21E' - 30E' 4.8%  4.3%  3.8%  3.3%  2.8%  21E' - 30E' 4.8%  4.3%  3.8%  3.3%  2.8%  Long term manufacturing EBITDA margin  11.5%  $39  $37  $34  $32  $29    11.0%  $37  $34  $32  $29  $27    10.5%  $34  $31  $29  $27  $25    10.0%  $31  $29  $27  $24  $22    9.5%  $29  $26  $24  $22  $20    High    Low    Mid-point  Discount rate: 10.50%; TVGR: 1.0%  Discount rate: 10.00%; TVGR: 1.5%  Discount rate: 9.50%; TVGR: 2.0%    Management Case #2     Revenue CAGR   Long term manufacturing EBITDA margin  11.5%  $46  $43  $40  $38  $35    11.0%  $43  $40  $37  $35  $32    10.5%  $40  $37  $35  $32  $30    10.0%  $37  $34  $32  $29  $27    9.5%  $34  $31  $29  $26  $24     Revenue CAGR   Long term manufacturing EBITDA margin  11.5%  $54  $51  $48  $45  $42    11.0%  $51  $48  $45  $42  $39    10.5%  $47  $44  $41  $39  $36    10.0%  $44  $41  $38  $35  $33    9.5%  $40  $38  $35  $32  $30      This analysis is illustrative of the impact of hypothetical trading at assumed multiples and should not be interpreted as a stock price prediction or opinion related thereto by J.P. Morgan and PJT Partners; No opinion is expressed to the price at which the common stock of Navistar will trade at any future time  3

   Navistar stock price analysis based on peer and market trading  Company  Current share price  01/30 closing price (date before offer)  % performance since 01/30    $44.83  $24.07  86.2%    $20.56  $25.39  (19.0%)    $8.41  $9.85  (14.6%)    $223.32  $166.10  34.4%    $7.39  $9.27  (20.2%)    $9.24  $10.02  (7.7%)    $89.22  $76.06  17.3%    $20.54  $16.98  21.0%  S&P 500  $3,477.13  $3,283.66  5.9%  S&P 500 Industrials  $682.05  $700.16  (2.6%)                  Implied share price          Company  01/30 closing price (date before offer)  Index  Average performance  Implied current share price    $24.07  All peers  1.6%  $24.451      US peers  25.9%  $30.30      S&P 500  5.9%  $25.49      S&P 500 Industrials  (2.6%)  $23.45        Source: Factset as of 10/09/2020; Note: Traton submitted $35 offer after market close on 01/30 and $43 offer before market open on 9/101 NAV Implied share price excluding Traton is $25.28 per share  4  This analysis is illustrative of the impact of hypothetical trading at assumed multiples and should not be interpreted as a stock price prediction or opinion related thereto by J.P. Morgan and PJT Partners; No opinion is expressed to the price at which the common stock of Navistar will trade at any future time

Preliminary draft for illustrative purposes only – All projections are WIP

Illustrative Implied NAV Share Price at Various Multiples

Implied NAV Share Price Sensitivity

2021E Manufacturing EBITDAPO	Adj. TEV / 2021E Manufacturing EBITDAPO				
	7.0x	7.4x ◀ NAV 5Y Avg.[1]	8.0x ◀ NAV 20Y Avg.[1]	8.5x ◀ NAV 10Y Avg.[1]	9.0x
Mgmt. Case #1 ($594mm)	$19.16	$21.54	$25.10	$28.06	$31.01
Mgmt. Case #2 ($590mm)	$18.90	$21.26	$24.80	$27.75	$30.67
Wall St. Consensus ($554mm)	$16.36	$18.57	$21.90	$24.67	$27.43

Commercial Vehicle Trading Multiples: 2021E Adj. TEV / EBITDAPO[1]



11.8x
11.1x
11.0x[2]
10.0x
8.2x
7.1x
6.7x
5.6x
3.4x
Median 2021E Adj. TEV / EBITDAPO (Excl. NAV)
6.1x
NAVISTAR (Consensus)
NAVISTAR (Management)
PACCAR
CNH INDUSTRIAL
ISUZU
TRATON
Unaffected NAV TEV as of 9/9/20

Source: Company Filings, Navistar Management Projections, Wall Street Research, Capital IQ.

Note: Share prices calculated based on 2020E net debt of $1,833mm and post tax underfunded pension and OPEB of $1,442mm (assumes tax rate of 21%, pre-tax underfunded pension of $1,468mm and pre-tax underfunded OPEB of $356mm) per management estimates; preferred stock of $2mm, minority interest of $2mm, investment in affiliates of $30mm, and book value of FinCo. $647mm as per 2020 Q3 filing; PV of NOLs of $360mm.

Note: Market data as of 10/2/20. Navistar multiples represent unaffected share price as of 9/9/20 and balance sheet as of 7/31/20. Median trading multiple excludes Navistar multiples.

(1) Average NAV multiples as of 1/30/20.

(2) Adjusted TEV defined as market cap plus net debt, preferred stock, minority interest and tax-affected pension & OPEB less investments in affiliates and book value of FinCo Equity.

(3) Based on Navistar Management Case #1 2021E Manufacturing EBITDAPO of $594mm.

J.P.Morgan PJT

4

Illustrative Synergy Value Paid to Navistar at Various Offer Prices

Analysis based on Navistar's implied share price assuming a 9.0x 2021E Manufacturing EBITDAPO, which represents a ~1.0x discount to PACCAR's current multiple and a ~1.0x premium to Navistar's 10 year average multiple

Offer Price	$31 (NAV Share Price @ 9.0x EBITDAPO)	$43	$45	$50	$55
Total $ Premium Paid Over Share Price @ 9.0x EBITDAPO[1]	–	1,218	1,422	1,932	2,443
Premium as a % of NPV of NAV Cost Synergies[2]	–	45%	52%	71%	90%
Premium as a % of NPV of NAV Cost and Revenue Synergies[3]	–	33%	38%	52%	66%

Source: Company Filings, Navistar Management Projections, Management synergy findings and forecast, third-party reports.
Note: Post-tax NPV of synergies figures assume 8.2% discount rate based on TRATON WACC per company filings, and 0% perpetuity growth rate for all synergy categories. Includes phase-in period and cost to achieve synergies per Navistar management projections.
Note: Share prices calculated based on 2020E net debt of $1,833mm and post tax underfunded pension and OPEB of $1,442mm (assumes tax rate of 21%, pre-tax underfunded pension of $1,468mm and pre-tax underfunded OPEB of $356mm) per management estimates; preferred stock of $2mm, minority interest of $2mm, and investment in affiliates of $30mm as per 2020 Q3 filing; PV of NOLs of $360mm; FinCo. book value of $347mm per 2020 Q3 filing.
(1) 9.0x 2021E Manufacturing EBITDAPO represents a ~1.0x discount to PACCAR's multiple and a ~1.0x premium to Navistar's 10 year average multiple. Based on 2021E Manufacturing EBITDAPO of $594mm per Management Case #1 Projections.
(2) Based on the $2.7bn after-tax NPV of Navistar's annual run-rate cost synergy estimate of $337mm.
(3) Based on the $3.7bn after-tax NPV of Navistar's annual run-rate cost synergy estimate of $337mm and Navistar's midpoint run-rate EBITDA impact from revenue synergy estimate of $180mm on midpoint run-rate revenue synergy estimate of $1,071mm.

J.P.Morgan PJT 5

These materials were prepared by PJT Partners LP (“PJT Partners”, “we” or “us”) solely for the information and assistance of Navistar International Corporation (the “Company”). These materials contain highly confidential information and are solely for informational purposes.These materials and any oral information provided in connection with these materials (collectively, the “Information”), as well as any information derived from the Information, may not be communicated, reproduced, disclosed (in whole or in part) to, or relied upon by, any other person, referred to, or used for any purpose, other than as specifically contemplated by a written agreement with PJT Partners or with our prior written consent. If you are not the intended recipient of these materials, please delete and destroy all copies immediately.The information in these materials is based on information provided by or on behalf of the Company and/or other potential transaction participants or otherwise obtained from public sources. We assume no responsibility for independent verification of any such information, and we have assumed and relied upon the accuracy and completeness of such information for purposes of these materials. Neither we nor any of our affiliates or agents, make any representation or warranty, express or implied, in relation to the accuracy, fairness, reasonableness or completeness of the Information, or any data it generates and expressly disclaim any and all liability in relation to any of such information or any errors or omissions therein to the fullest extent permitted by law. These materials are based on financial, economic, market and other conditions prevailing as of the date of these materials and are subject to change. We undertake no obligation or responsibility to update any of the information contained in these materials.Our analyses do not purport to be an appraisal of any assets or liabilities of the Company or any other party, nor have we evaluated the solvency of the Company or any other party under any laws relating to bankruptcy, insolvency or similar matters. These materials are qualified in their entirety by the terms, conditions, limitations, qualifications and disclosures set forth in the engagement letter entered into by the Company with us and in any opinion letter delivered by us in connection with these materials. These materials are incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by PJT Partners.These materials do not (i) constitute a recommendation to the Board, the Company or any other party in connection with any transaction; (ii) constitute advice or a recommendation to the Board, the Company, any holder of securities of the Company or any other party in connection with any transaction; (iii) address the Company’s or any other party’s underlying business and/or financial decision to pursue any transaction, the relative merits of any such transaction as compared to any alternative business or financial strategies that might exist for the Company or any other party, or the effects of any other transaction in which the Company or any other party might engage; or (iv) express any view as to the potential effects of the unusual volatility currently being experienced in the credit, financial and stock markets on the Company or any proposed transaction related to the COVID-19 pandemic or otherwise. You should not rely upon or use these materials to form the definitive basis for any decision or action whatsoever, with respect to any proposed transaction or otherwise. The Board and the Company must make its own independent assessment and such investigation as it deems necessary to determine its interest in participating in any transaction. Any valuation, appraisal or conclusion of a financial nature contained in these materials results from the application by PJT Partners of techniques and principles generally adopted in the context of the preparation of financial presentations of this nature, and PJT Partners cannot and does not warrant that the use of different techniques and principles would not lead to a different result.PJT Partners engages in a wide range of financial services activities. In the ordinary course of these activities, PJT Partners may provide financial advisory, capital raising and other financial services to, without limitation, the Company, any transaction counterparty, any other transaction participant, any other party who may be financially interested with respect to the Company or any transaction or any of the foregoing entities’ or parties’ respective affiliates, subsidiaries, investors, portfolio companies and representatives, for which services PJT Partners may have received, and may in the future receive, compensation.At any given time, PJT Partners may be engaged by one or more parties that may compete with, or otherwise be adverse to, the Company, any counterparty to a transaction to which these materials relate and/or the Company’s or such other party’s shareholders or other stakeholders in connection with matters unrelated to any such transaction or our engagement by the Company. It is possible that PJT Partners may from time to time be involved in one or more capacities that, directly or indirectly, are or may be perceived as being adverse to the interests of the Company, such counterparties and/or their respective shareholders or other stakeholders in the context of a potential transaction or otherwise. Moreover, PJT Partners may, in the course of other client relationships, have or in the future come into possession of information material to the interests of the Company and/or its shareholders or other stakeholders in the context of a potential or actual transaction or otherwise which, by virtue of such other client relationships, PJT Partners is not or will not be at liberty to disclose to the Company or its shareholders or other stakeholders.Furthermore, PJT Partners and its affiliates and its and their directors, officers, employees, consultants and agents may have investments in the Company, any transaction counterparty, any other transaction participant, any other financially interested party with respect to any transaction or any of the foregoing entities’ or parties’ respective affiliates, subsidiaries, investment funds, portfolio companies and representatives.In preparing these materials PJT Partners has acted as an independent contractor and nothing in these materials is intended to create or shall be construed as creating a fiduciary relationship between the recipient and PJT Partners. We are not legal, regulatory, accounting or tax advisors and these materials do not constitute legal, regulatory, accounting, tax or other specialist advice. These materials do not constitute and should not be considered any form of financial opinion or recommendation by us or any of our affiliates. This document is not a research report and should not be considered as such.These materials do not constitute an offer to sell or the solicitation of an offer to buy any security, nor does it constitute an offer or commitment to lend, syndicate or arrange a financing, underwrite or purchase any securities or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital to, or participate in, any trading strategies.This document may include information from the S&P Capital IQ Platform Service. Such information is subject to the following: “Copyright © 2020, S&P Capital IQ (and its affiliates, as applicable). This may contain information obtained from third parties, including ratings from credit ratings agencies such as Standard & Poor’s. Reproduction and distribution of third party content in any form is prohibited except with the prior written permission of the related third party. Third party content providers do not guarantee the accuracy, completeness, timeliness or availability of any information, including ratings, and are not responsible for any errors or omissions (negligent or otherwise), regardless of the cause, or for the results obtained from the use of such content. THIRD PARTY CONTENT PROVIDERS GIVE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. THIRD PARTY CONTENT PROVIDERS SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, EXEMPLARY, COMPENSATORY, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, COSTS, EXPENSES, LEGAL FEES, OR LOSSES (INCLUDING LOST INCOME OR PROFITS AND OPPORTUNITY COSTS ORLOSSES CAUSED BY NEGLIGENCE) IN CONNECTION WITH ANY USE OF THEIR CONTENT, INCLUDING RATINGS. Credit ratings are statements of opinions and are not statements of fact or recommendations to purchase, hold or sell securities. They do not address the suitability of securities or the suitability of securities for investment purposes, and should not be relied on as investment advice.This document may include information from SNL Financial LC. Such information is subject to the following: “CONTAINS COPYRIGHTED AND TRADE SECRET MATERIAL DISTRIBUTED UNDER LICENSE FROM SNL. FOR RECIPIENT’S INTERNAL USE ONLY.”By accepting these materials, the recipient agrees to be bound by the foregoing limitations.PJT Partners LP is a U.S. broker-dealer registered with FINRA and is a member of SIPC. PJT Partners is represented in the United Kingdom by PJT Partners (UK) Limited. PJT Partners (UK) Ltd is authorized and regulated by the UK Financial Conduct Authority. Its registered office is at One Curzon Street, London, W1J 5HD. PJT Partners (UK) Limited is registered in England and Wales as a Limited Company (Company number 942 4559). PJT Partners is represented in Hong Kong by PJT Partners (HK) limited, authorized and regulated by the Securities and Futures Commission.  Copyright © 2020, PJT Partners LP (and its affiliates, as applicable).

 This presentation was prepared exclusively for the benefit and internal use of the J.P. Morgan client to whom it is directly addressed and delivered (including such client’s subsidiaries, the “Company”) in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by J.P. Morgan. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of J.P. Morgan.The information in this presentation is based upon any management forecasts supplied to us and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. J.P. Morgan’s opinions and estimates constitute J.P. Morgan’s judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity. J.P. Morgan makes no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects.Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by J.P. Morgan.J.P. Morgan’s policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. J.P. Morgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors.Changes to Interbank Offered Rates (IBORs) and other benchmark rates: Certain interest rate benchmarks are, or may in the future become, subject to ongoing international, national and other regulatory guidance, reform and proposals for reform. For more information, please consult: https://www.jpmorgan.com/global/disclosures/interbank_offered_ratesIRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone not affiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.J.P. Morgan is the marketing name for the Corporate and Investment Banking activities of JPMorgan Chase Bank, N.A., JPMS (member, NYSE), J.P. Morgan PLC authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority) and their investment banking affiliates.